Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Maximus, Inc. 2021 Omnibus Incentive Plan of our reports dated November 19, 2020, with respect to the consolidated financial statements of Maximus, Inc. and the effectiveness of internal control over financial reporting of Maximus, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
May 6, 2021